EXHIBIT 23.1

MICHAEL STUDER CPA P.C.
18 East Surnrise Highway
Freeport, NY 11520
Phone:  (516) 378-1000
Fax:  (516) 546-6220
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Smartmetric, Inc.

I consent to the incorporation by reference in this Registration Statement on Form S-8 of my report dated October 12, 2007 related to the consolidated financial statements of Smartmetric, Inc. and subsidiary for the years ended June 30, 2007 and 2006, included in its annual report on Form 10-KSB  filed with the Securities and Exchange Commission on October 16, 2007.  My report included an emphasis paragraphy relating to an uncertainty as to the Company's ability to continue as a going concern.

 /s/Michael T. Studer, CPA PC
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Michael T. Studer CPA P.C.

Freeport, New York
January 8, 2008